EXHIBIT 99.1

   IA GLOBAL INC. RECEIVES ADDITIONAL FUNDING OF $400,000, REPOSITIONS ITSELF
       AS DEVELOPER AND LICENSOR OF INTERNET ACCELERATION SERVICE OFFERING


BURLINGAME, January 26, 2004 / PRNewswire-FirstCall / --

IA Global Inc. (AMEX: IAO) announced today that PBAA Fund Ltd., an affiliate of IAO's shareholder, has invested an additional $400,000 into IAO in a private placement. IAO believes that the proceeds of this financing provide it with sufficient funds to cover operating expenses through the first half of 2004. In addition this investment will enable IAO to carry out further restructuring of its operations and accelerate execution of its strategic business plans.

Under the financing terms, IAO will issue approximately 1.333 million shares of common stock to PBAA Fund. Ltd. at a per share purchase price equal to $0.30, which was the trailing five-day average closing price of IAO's common stock ending December 29, 2003, the date PBAA Fund Ltd. made its investment commitment.

IAO's CEO, Alan Margerison, said, "We are pleased to receive this additional financing from our majority shareholder, which strengthens the financial position of the company. It is a very positive step." In addition, IAO recently completed the sale of its 76.9% ownership interest in I-Accele Co. Ltd. to GM2 Co. Ltd., a Japanese-based private company. Under the agreement IAO received approximately $280,000 in cash.

In addition, I-Accele had approximately $700,000 of liabilities that had been included in the consolidated balance sheet of the company. As part of the transaction, IAO forgave approximately $300,000 of inter-company debt owed by I-Accele to IAO.

In completing this transaction, IAO is repositioning itself to be a developer and licensor of its core Internet acceleration technology and services, rather than a wholesale distributor of them. IAO has been developing its own proprietary Internet accelerator product, which is in final beta testing, and is expected to be launched in February, 2004. QuikCAT Australia Ltd., a joint venture company formed by IAO, will initially launch the product in Australia and New Zealand. IAO will own the intellectual property in this software and receive a license royalty for the use of its client software in this service offering.

The Internet acceleration service is software based and uses a combination of highly advanced and proven compression and caching technologies to increase delivery of Internet and e-mail data to the end-user by an average of between 4-6 times.

"We are extremely pleased with the progress our team has made developing the software client product. The acceleration speeds have shown strong results and the user interface is attractive and easy to use. Our development has been led by an experienced and dedicated team who have created a quality product for us. We are almost finished our beta testing and expect to launch the software shortly", said Mr. Margerison.

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ABOUT IAGLOBAL INC.

IA Global, Inc. is a technology, media and entertainment company. Through our 67% equity interest in Fan Club Entertainment Co., Ltd., a privately held Japanese company, we provide advertising, merchandising, publishing, website and data management services to Cyberbred Co., Ltd., an affiliated company which has recently signed a 5-year agreement with Marvel Entertainment Inc. and Marvel Characters Inc. to manage their fan club in Japan. In addition, we are developing an Internet acceleration product and service that uses a combination of highly advanced and proven compression and caching technologies to increase delivery of Internet and e-mail data to the end-user by an average of between 4-6 times. We recently formed a joint venture company in Australia named QuikCAT Australia to market and distribute our internet acceleration software service in the Australia and New Zealand markets.

For further information, contact:

Satoru Hirai, Chief Operating Officer
IA Global Inc.
533 Airport Blvd. Suite 400
Burlingame CA. 94010
Phone:650-685-2403
Fax: 650-685-2404
Email: info@iaglobalinc.com
WebSite: www.iaglobalinc.com

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding IA Global Inc.'s business, which are not historical facts, are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Prospectus. Investors and prospective investors should read this press release in conjunction with the Company's reports on Form 10-K, Forms 10-Q and other documents as filed with the Securities and Exchange Commission.

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